EXHIBIT 4.03

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K

GUARANTEE AGREEMENT No.

Astana                                        December 15, 2023

Freedom Holding Corp., a corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada, represented by Chief Financial Officer Yevgeniy.Ler, acting on the basis of By-Laws, hereinafter referred to as the "Guarantor", as the first party, and

Freedom Finance SPC Ltd., a special purpose company incorporated in accordance with the legislation of the Astana International Financial Centre (“AIFC”), represented by Director Olga Baskakova, acting under the Standard Articles, hereinafter referred to as the “Issuer” as the second party, hereinafter jointly referred to as the Parties, and separately as specified above or a Party, in favor of the Bondholder(s) of the Issuer have entered into this Guarantee Agreement (the “Agreement”) as follows.

Chapter 1. Terms and Definitions
1. The following definitions are used in this Agreement:
1) Astana International Exchange or AIX – the Astana International Exchange managed by Astana International Exchange Ltd;

2) Bonds – the bonds of the Issuer which being issued under U.S.$1,000,000,000 (one billion) Bond Programme and the first tranche under the Programme in the amount of U.S.$200,000,000 (two hundred million), ISIN- KZX000001862, unconditionally and irrevocably guaranteed by Freedom Holding Corp. and being placed on the AIX;

3) Lead Manager – the financial consultant Freedom Finance Global PLC that provides financial advisory services to the Issuer in connection with the placement of the Bonds by the latter;

4) Offer Documents of the Bonds – the document under the terms and conditions of which the Issuer places the Bonds on the AIX (the Offer Document of the Programme and the Offer Terms of the Bonds for the tranches);

5) Third Party – an investor or the owner of the Bonds that are issued by the Issuer, and whose title to the Bonds is confirmed by an extract from the register maintained by AIX Registrar;

6) Guarantor – Freedom Holding Corp.;

7) Guarantee – the Guarantor's obligation to the Third Party on the performance of the Issuer's obligations to pay off the principal amount and the entire coupon interest on the Bonds arising from this Agreement, to the extent of the Guarantee amount;

8) Issuer – the legal entity that signs the Offer Documents of the Bonds (the Offer Document of the Programme and the Offer Terms of the Bonds), that has issued and placed the Bonds, and assumes the obligations to pay off the Bonds placed and pay the specified interest and other payments on the Bonds.

Chapter 2. Subject of the Agreement
2. Under the terms of this Agreement, the Guarantor shall be jointly liable to the Third Party for the Issuer’s performance of the obligations to pay off the principal amount of the Bonds, the amount of accrued interest, fees, forfeits, penalties, fines, debt recovery-related litigation fees, caused by the Issuer’s non-performance and (or) improper performance of obligations under the Bonds placed in accordance with the Offer Documents of the Bonds.

3. The Guarantor's liability to the Third Party under this Agreement shall be limited in the amount of the value of the placed bonds under the Offer Documents of the Bonds and the coupon interest (the Interest) accumulated on them as of the date the Third Party submits a claim to the Guarantor.

4. The amount of the Guarantor's obligations under the Guarantee shall be reduced by the amount of the claim satisfied by the Guarantor.

5. The Guarantee shall be enforced only in the event of the Issuer’s non-performance and (or) improper performance of obligations to pay off the principal amount and pay the Interest on the Bonds. The procedures for the filing a claim and performance of the Guarantee shall be established by this Agreement.
Non-performance and (or) improper performance implies the occurrence of an event of default and violation of the Issuer’s obligations established by the Offer Documents of the Bonds.

Chapter 3. Rights and Obligations of the Parties
6. The Guarantor is obliged to:
1) within 10 (ten) business days from the date of receipt of the claim(s) of the Third Party pay under the Guarantee to the Third Party under the terms of this Agreement.

The Guarantor has taken all necessary action and obtained all required or desirable resolutions and (or) approvals and (or) consents and (or) authorizations to enable it to perform its obligation under this Agreement and to make this Guarantee admissible in evidence in its jurisdiction of incorporation. Any such resolutions and (or) approvals and (or) consents and (or) authorizations are in force and effect.

7. The Guarantor has the right to:
1) require the Issuer to perform the obligations established by this Agreement;

2) require the Issuer, within 5 (five) business days from the date of receipt of the Guarantor's request, to provide information on the Issuer’s performance of the obligations under the Bonds, including any committed violations of the Offer Documents of the Bonds;

3) require the Issuer (in the event of performance by the Guarantor of its obligations under the Guarantee) to reimburse the Guarantor in full the amount of payments made under the Guarantee, and other losses incurred in connection with the liability for the Issuer;

4) have the rights under this Agreement.

8. The Issuer is obliged to:
1) use the funds received from the placement of the Bonds in accordance with its intended purpose established in the Offer Documents of the Bonds;

2) upon request of the Lead Manager and (or) the Guarantor, provide their representatives with the opportunity to verify the intended use of the funds received from the placement of the Bonds, the Issuer's financial and operating activities on the conditions (deadline, scope) required by the Lead Manager and (or) the Guarantor;

3) within 5 (five) business days following the day of a violation of the Offer Documents of the Bonds, notify the Guarantor in writing of all such violations committed by the Issuer, including the delay in payment (return) of the principal amount and (or) interest on the Bonds, as well as of all circumstances that affect or are likely to affect the Issuer’s performance of the obligations under the Bonds;

4) in the event the Third Party files claims to perform the obligations under the Bonds, take all reasonable and available measures under the current circumstances to properly perform its obligations;

5) in the event the Guarantor performs its obligations under the Guarantee, reimburse the Guarantor in full the amount of payments made by the Guarantor under the Guarantee, and (upon a relevant claim of the Guarantor) pay an interest accrued on the amount of Issuer's debt to the Guarantor from the date the Guarantor transfers the amount under the Guarantee to the Third Party, up to the date the Issuer actually returns the money to the Guarantor in the amount paid to the Third Party under the Guarantee, at the rate specified in the Offer Documents of the Bonds, as well as to reimburse for other losses incurred by the Guarantor in connection with the liability for the Issuer, in accordance with the procedure and within the deadlines specified in the Guarantor's claim. The date of the Issuer’s actual return of the money to the Guarantor shall be the date when the money is credited to the Guarantor's bank account specified herein;

6) upon receipt of a written request from the Guarantor to provide information on the performance of obligations under the Bonds, including committed violations of the Offer Documents of the Bonds, within 5 (five) business days from the date of receipt thereof, provide, in writing, the Guarantor with the information specified in the request;

7) upon any changes of the bank details and (or) location, within 3 (three) business days notify the Lead Manager, the Third Party, and the Guarantor in writing and by making public disclosure to the market in accordance with the AIX Business Rules;

8) upon any changes of the bank details and (or) location, contact details of the Guarantor as soon as practicable make public disclosure to the market in accordance with the AIX Business Rules;

9) be liable to the Guarantor with all its property, in the event of non-performance and (or) improper performance of its obligations hereunder.

9. The parties hereby expressly agree that provisions of the AIFC Contract Regulations apply to this agreement, and that the Third Party is a beneficiary of the rights pursuant to Part 10 of AIFC Contracts Regulations and shall be entitled to enforce rights under this Agreement.
The Guarantor undertakes to be jointly and severally liable with the Issuer for the full performance of the Issuer's obligations for the bonds to the Third Parties.

Chapter 4. Guarantee Performance Procedure
10. Upon expiration of 15 (fifteen) calendar days from the relevant date of the Issuer’s non-performance of the obligations to pay off the principal amount and (or) pay the interest on the Bonds, the Issuer has not performed and (or) has improperly performed the obligations to pay off the principal amount and (or) interest on the Bonds, the Third Party shall have the right to file a claim to the Guarantor.

11. The following shall be specified in the claim:
1) the Guarantee Agreement details;
2) the Issuer’s name;
3) the calculation of the amount payable by the Guarantor under the Guarantee;
4) the Third Party bank details, to which money is to be credited.

12. The amount specified in the claim shall comply with the terms and conditions hereof and may not exceed the maximum Guarantee amount established herein.

13. The claim shall be sent by the Third Party to the Guarantor by registered mail or by personal delivery at the Guarantor’s address specified in Chapter 10 of this Agreement.

14. A claim may be filed to the Guarantor before 6 p.m. (Astana time) of a current business day. A claim filed after 6 p.m. (Astana time) shall be deemed to have been submitted on the next business day.

15. After receipt of the claim(s) of the Third Party, the Guarantor shall notify the Issuer in writing of such claim(s) of the Third Party by sending a notice by registered mail at the Issuer’s address specified in this Agreement or by personal delivery upon the Issuer’s signature. When sending a notice by registered mail, the notice shall be deemed to have been received on the 3rd (third) day after the date indicated in the document issued by the post office.

16. The Guarantor shall, within 10 (ten) business days from the date of receipt of claim(s) of the Third Party, pay the Third Party the amount(s) specified in the claim(s) in accordance with the register of the Third Party provided by the Issuer. In this case, the register of the Third Party shall be maintained by Astana International Exchange Registrar Limited.

Chapter 5. Guarantee Term

17. The Guarantee shall be in effect until the Issuer’s obligations under the Bonds are fully performed.

18. The Guarantee shall terminate upon the occurrence of any of the following events:

1) full repayment of the principal amount and the entire coupon interest on the Bonds secured by the Guarantee;
2) expiration of the Guarantee term specified herein;
3) on the grounds stipulated by this Agreement.

Chapter 6. Responsibilities of the Parties
19. In event of late payment by the Guarantor to the Third Party of the amount specified in the claim, the Guarantor shall pay the Third Party a forfeit (penalty) of 0.01% (zero point one hundredth percent) of the overdue amount for each day of delay, but not more than 10% of the overdue amount.

20. In the event the Issuer is in violation of the obligations established by sub-clauses 3), 5), 6), 7) of clause 8 hereof, the Issuer shall pay the Guarantor a forfeit (penalty) in the amount of a single monthly calculation index established by the Law on the Republican Budget for the relevant fiscal year, for each day of delay.

21. The requirement to pay a forfeit is the right of a Party whose rights have been violated by a responsible Party. The filing of a written claim to pay the forfeit shall be deemed as the exercise by a Party of the right to claim payment of the forfeit. The payment of the forfeit shall not exempt a responsible Party from the proper performance of the terms and conditions of this Agreement.

Chapter 7. Force Majeure
22. Force majeure shall mean the circumstances whereby the Parties are unable to perform their obligations hereunder in full or in part (including, but not limited to, floods, earthquakes, explosions, storms, epidemics, epizootics, fires, strikes, war, rebellions, official acts of state authorities).

23. The Parties shall be exempt from the liability for non-performance or improper performance of their obligations hereunder, if the inability to perform obligations was the result of force majeure circumstances.

24. Upon the occurrence of force majeure circumstances, the Party, which is unable to perform obligations hereunder, shall in a timely manner, within 10 (ten) business days from the occurrence of force majeure circumstances, notify the other Parties thereof.

25. In the absence of a timely notice, the Party shall be obliged to reimburse the other Party for the damage caused by failure to notify or a late notice.

26. The onset of force majeure results in the extension of the Agreement term for the period while force majeure is in effect.
27. If such force majeure circumstances continue for more than 2 (two) months, the Parties shall be exempt from the liability for the improper performance of their contractual obligations.

Chapter 8. Dispute Resolution
28. The Parties shall resolve all disputes and disagreements related to the amendment, termination and execution of this Agreement through negotiations and discussions; if the Parties fail to reach an agreement as a result of negotiations, then such a dispute shall be considered through legal proceedings stipulated by the laws of the Astana International Financial Centre in Astana, Kazakhstan.

Chapter 9. Final Provisions
29. All amendments and supplements to the Agreement shall be made in writing, duly signed by the authorized representatives of the Parties and stamped by the Parties. All amendments and supplements hereto shall be valid (1) only after prior written consent(s) of the holders of at least three-fourth in principal amount of the Bonds then outstanding has(ve) been obtained, and (2) only if they have been signed and stamped by an authorized representative of the Lead Manager, and (3) if the Issuer has timely disclosed such amendments and supplements in accordance with the AIX Business Rules.

30. The text of this Agreement and the Agreement itself do not constitute a trade secret and may be published on an Internet website available to the unlimited number of users, as part of the publication of information on the issuance of the Bonds or may be attached to the Offer Documents of the Bonds.

31. This Agreement has been made in 2 (two) identical copies in English with 1 (one) copy in English for each of the Parties, each having equal legal force.

32. This Agreement and its enforcement (including non-contractual disputes or claims) shall be governed by and construed in accordance with the Acting Law of the AIFC. The Parties consent to the exclusive jurisdiction of the AIFC Court for the purpose of any action or proceeding hereunder. For the purposes of this paragraph, “Acting Law of the AIFC” has the same meaning as defined in Article 4 of the Constitutional Statute of the Republic of Kazakhstan on the Astana International Financial Centre No. № 438-V ZRK of 7 December 2015.

33. The Offer Documents of the Bonds is an integral part of this Agreement.

Chapter 10. Legal Addresses and Bank Details of the Parties
Guarantor:

Freedom Holding Corp.
Business Address: 1930 Village Ctr. Cir. #3-6972 Las Vegas, Nevada 89134 United States
BIN 171250027366
Registered number: С32081-2004

Bank details:
Beneficiary’s account [***]
[***]

Mail address for the Third Party’s claims:
77/7, Al-Farabi ave. Esentai Tower BC, floor 3
Almaty, 050040, Republic of Kazakhstan

CFO
Yevgeniy Ler /s/ Yevgeniy Ler
(seal)

Issuer:

Freedom Finance SPC Ltd.
16, Dostyk street, integral non-residential facility No.2
Yessil district, Astana, Republic of Kazakhstan
ffspc@ffin.kz
BIN 210540900127

Bank details:
Beneficiary’s account [***]
[***]

Director
Olga Baskakova /s/ Olga Baskakova
(seal)